As filed with the Securities and Exchange Commission on May 2, 2012 Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

ServiceSource International, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	81-0578975
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
634 Second Street San Francisco, California 94107
(Address of principal executive offices, including zip code)

ServiceSource International, Inc. 2011 Equity Incentive Plan ServiceSource International, Inc. 2011 Employee Stock Purchase Plan
(Full title of the plan)

Michael A. Smerklo Chief Executive Officer ServiceSource International, Inc. 634 Second Street San Francisco, California 94107 (415) 901-6030
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Tony Jeffries Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer& ☒ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.0001 par value per share:
- To be issued under the 2011 Equity Incentive Plan	2,902,697(2)	$15.15(3)	$43,975,859.55	$5,039.64
- To be issued under the 2011 Employee Stock Purchase Plan	725,674(4)	$12.88(5)	$9,346,681.12	$1,071.13
TOTAL:	3,628,371		$53,322,540.67	$6,110.77

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant's common stock that become issuable under the 2011 Equity Incentive Plan ("2011 Plan") and the 2011 Employee Stock Purchase Plan ("2011 ESPP") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant's outstanding shares of common stock.

(2)

Reflects an automatic annual increase on January 1, 2012 to the number of shares of the Registrant's common stock reserved for issuance under the 2011 Plan, which annual increase is provided for in the 2011 Plan.

(3)

Estimated in accordance with Rule 457(h) solely for purposes of calculating the registration fee on the basis of $15.15, the average of the high and low prices of Registrant's common stock as reported on the NASDAQ Global Market on May 1, 2012.

(4)

Reflects an automatic annual increase on January 1, 2012 to the number of shares of the Registrant's common stock reserved for issuance under the 2011 ESPP, which annual increase is provided for in the 2011 ESPP.

(5)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $15.15, the average of the high and low prices of Registrant's common stock as reported on the NASDAQ Global Market on May 1, 2012. Pursuant to the 2011 ESPP, the purchase price of the shares of common stock will be 85% of the lower of the fair market value of the common stock on the first trading day of the offering period or on the last day of the offering period.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of this Registration Statement on Form S-8 (the "Registration Statement") will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the instructions to the Registration Statement, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

ServiceSource International, Inc. (the "Registrant") hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission:

(1) The Registrant's Annual Report on Form 10-K (File No.001-35108) for its fiscal year ended December 31, 2011, filed with the Commission on March 6, 2012 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(2) The Registrant's Current Reports on Form 8-K filed with the Commission on February 10, 2012 and February 23, 2012; and

(3) The description of the Registrant's Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 001-35108) filed with the Commission on March 23, 2011, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents under certain circumstances.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant's certificate of incorporation, as currently in effect, includes provisions that eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors. To the extent Section 102(b)(7) is interpreted, or the Delaware General Corporation Law is amended, to allow similar protections for officers of a corporation, such provisions of the registrant's certificate of incorporation shall also extend to those persons.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the amended and restated bylaws of the Registrant, as currently in effect, provide that:

  The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant's request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person's conduct was unlawful.

  The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

  The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

  The Registrant will not be obligated pursuant to the amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant's board of directors or brought to enforce a right to indemnification.

  The rights conferred in the amended and restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

  The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

In addition, the Registrant's practice is to enter into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law and also provides for certain additional procedural protections.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The Registrant has purchased and intends to maintain insurance on behalf of each person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Index to Exhibits following the signature page hereto.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on May 2, 2012

SERVICESOURCE INTERNATIONAL, INC.

By: /s/ Michael A. Smerklo
Michael A. Smerklo
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael A. Smerklo and David S. Oppenheimer, and each of them, as his true and lawful attorney in fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney in fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date
/s/ Michael A. Smerklo Michael A. Smerklo	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 2, 2012
/s/ David S. Oppenheimer David S. Oppenheimer	Chief Financial Officer (Principal Financial and Accounting Officer)	May 2, 2012
/s/ Steven M. Cakebread Steven M. Cakebread	Director	May 2, 2012
/s/ Marc F. McMorris Marc F. McMorris	Director	May 2, 2012
/s/ Bruce W. Dunlevie Bruce W. Dunlevie	Director	May 2, 2012
/s/ Anthony Zingale Anthony Zingale	Director	May 2, 2012
/s/ James C. Madden, V James C. Madden, V	Director	May 2, 2012
/s/ Barry D. Reynolds Barry D. Reynolds	Director	May 2, 2012
/s/ Thomas F. Mendoza Thomas F. Mendoza	Director	May 2, 2012

INDEX TO EXHIBITS
		Incorporated by Reference Herein
Exhibit Number	Description	Exhibit	Form/File No.	Filing Date
4.1	Specimen common stock certificate of the Registrant	4.3	Form S-1/A (No. 333-71271)	March 11, 2011
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (contained on signature page hereto)
99.1	2011 Equity Incentive Plan and forms of agreements thereunder	4.4	Form S-8 (No. 333-173116)	March 28, 2011
99.2	2011 Equity Incentive Plan form of Restricted Stock Award Agreement	10.1	Form 8-K (No. 001-35108)	February 10, 2012
99.3	2011 Employee Stock Purchase Plan and form of agreement thereunder	4.5	Form S-8 (No. 333-173116)	March 28, 2011